EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements No. 333-180382, No. 333-203566, No. 333-216714, and No. 333-217598 on Form S-8 of Regional Management Corp. and Subsidiaries of our reports dated February 23, 2018, relating to the consolidated financial statements, the financial statement schedules and the effectiveness of internal control over financial reporting of Regional Management Corp. and Subsidiaries, appearing in this Annual Report on Form 10-K of Regional Management Corp. and Subsidiaries for the year ended December 31, 2017.

/s/ RSM US LLP

Raleigh, North Carolina

February 23, 2018